Exhibit 10.10

MANAGEMENT SERVICES AGREEMENT

This Management Services Agreement (“Agreement”) is made and entered into as of August 1, 1999 by and between PROSPECT MEDICAL SYSTEMS, INC., a Delaware corporation (“Manager”), and Nuestra Familia Medical Group, a California Professional Corporation (“Group”).

RECITALS

A.                                   Group is a California Professional Corporation duly organized under the laws of the State of California and operated as a medical group and independent Group association.

Group has entered into agreements with various Health Plan for the arrangement of the provision of health care services to subscribers or enrollees of the Health Plan (“Health Plan”).

B.                                     Manager has special expertise and experience in the operation, management and marketing aspects of independent Group associations and medical groups of the type operated or intended to be operated by Group.  Manager has made a significant investment in the development of a system of operations, management and marketing necessary for management of the functions desired by Group to be undertaken by Manager; and

C.                                     Group desires to devote all of its time to arranging for the delivery of health care services to Health Plan subscribers or enrollees, and in connection therewith desires to obtain the professional assistance of Manager in managing the business aspects of the Group.

D.                                    Manager proposes to provide Group with the necessary support to manage the business aspects of the Group, including but not limited to clerical and billing services, claims pursuit and collection, capitation payments, cash flow management, marketing and general administrative services (collectively, “Management Services”), to enable Group to concentrate on the development of the professional aspects of the Group.

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth and in exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1.                                      MANAGER’S RESPONSIBILITIES.

1.1.                              During the term of this Agreement, Group appoints and engages Manager to serve as its exclusive manager and administrator of all non-physician functions and services relating to the operation of the Group, and Manager agrees to furnish to Group those

Management Services set forth below.  Notwithstanding such appointment and engagement, Group will have exclusive authority and control over the professional aspects of the Group.  The spirit of this agreement sets forth the Manager’s responsibilities, and those responsibilities shall be performed to the standard of the community, regulatory and health plan requirements and to the Group’s satisfaction.  The Manager shall also be responsible for meeting all appropriate regulatory requirements.

1.1.1.                     General Administrative Services.  Manager shall provide general business management, administration and supervision for the business operations of Group, which shall include secretarial and other office personnel support services, staff support for GROUP’S Board of Directors and committee meetings, administrative record keeping, and other similar administrative services required in the day-to-day operation of Group.

1.1.2.                     Accounting and Financial Management Services.  Manager shall, with Group approval not unreasonably withheld, provide the following accounting and financial management services:

1.1.2.1.            Manager shall, with Group’s approval establish bank accounts in the name of Group (“Accounts”) for the deposit of all sums received by Group for services provided to Members.  Group agrees that Manager shall have the authority to endorse all checks made payable to Group and deposit checks and funds received by Group in aforementioned accounts.  Manager shall further have the authority to make transfers of funds to aforementioned accounts and further, Manager shall have the authority to sign checks and stop payment on any checks drawn on aforementioned accounts.

1.1.2.2.            Manager agrees to reconcile checks written with bank statements on a monthly basis;

1.1.2.3.            Manager agrees to make recommendations regarding check signature approvals and banking procedures of Group;

1.1.2.4.            Manager agrees to prepare balance sheets and income statements on a monthly basis during the term of this Agreement.  Such financial statements shall not be audited statements.  Manager agrees to cooperate with any annual audit Group obtains at its sole cost and expense by an independent public accountant selected by Group;

1.1.2.5.            Manager shall receive and deposit on a timely basis capitation and other payments received by Group;

1.1.2.6.            Manager shall, in a timely fashion, calculate primary care capitation and specialty, ancillary and other payable claims based on the records provided by Health Plan and shall prepare checks to pay such amounts due and shall mail said payments to the respective providers; pursuant to their respective contracts.

1.1.2.7.            Manager shall monitor Health Plan subscribers or enrollees exceeding stop loss deductibles and communicate with health plans in writing to seek reimbursement on behalf of Group;

1.1.2.8.            Manager shall bill other payors for coordination of benefits and other third party liability payments according to the terms of the Health Plan/GROUP Agreements;

1.1.2.9.            Manager shall administer capitation and other distributions from Health Plan including auditing and monitoring of risk pools, negotiation settlement of Group’s share of such pools and establishment and maintenance of incurred but not reported (“IBNR”) reserves for Group;

1.1.2.10.      Manager shall monitor any other revenue receipt programs Health Plan may have, including but not limited to pre-existing pregnancy recovery, and seek reimbursement from Health Plan;

1.1.2.11         Manager shall establish and adjust reserves for medical expenses.

1.1.2.12         Manager will provide to the Board of Directors financial reports, quarterly or otherwise as appropriate, identifying revenues, any earned interest, and IBNR reserves.  A reporting on the status of the shared risk pool will be made as available to the manager and as appropriate.  Information concerning risk pool distributions will be forwarded to the Board no later than four months past the close of the business year.

1.1.2.13         Manger shall have the authority to write checks on behalf of the Group to carry out the Group’s business pursuant to this agreement, and any other agreements that may be arrived at in the future.

1.1.2.14         Manager shall have the authority to commit to expenditures up to $2,500 in any areas appropriate to carry on the business of the Group.  Any expenditures over $2,500 shall have Board approval.  This shall apply to all areas except provider payments, facility payments, ancillary health care provider payments and other approved contractual obligations, for which Manager shall not have a limit or restriction applied.

1.1.3.  Office Service; Billing.  Manager shall provide bookkeeping and accounting services, including, without limitation, maintenance, custody and supervision of Group’s business records, papers and documents, ledgers, journals and reports, and the preparation, distribution and recording of all bills and statements for professional services rendered by Group, as well as all reports and forms required by applicable third party payors.  Group shall at all times have the ultimate responsibility for setting all fees for all professional services rendered to patients of the Group.  All billings for services rendered to patients by the Group shall be made under Group’s name and provider number(s), and Manager shall act as Group’s agent in the preparation, rendering and collection of such billings.  Group hereby appoints Manager for the term hereof as its true and lawful agent for the following purposes:

1.1.3.1.            to collect accounts receivable generated by billings in Group’s name and on Group’s behalf;

1.1.3.2.            to submit, process and collect all claims for payment to, and receive on behalf of Group payments from Health Plan;

1.1.3.3.            to operate the account, endorse and deposit in the name and on behalf of Group to one or more Accounts designated by Group any notes, checks, money orders, and insurance payments.

1.1.3.4.            to collect in Group’s name and on its behalf all collections of Gross Revenues (as defined in Exhibit “B” hereto).

1.1.4.                     Claim Settlement; Exculpation.  Group acknowledges and agrees that Manager shall have discretion to compromise, settle, write off or determine not to appeal a denial of any claim for payment for any particular professional service rendered at the Group.

1.1.5.                     Financial Reports.  Manager shall furnish to Group monthly and annual financial reports reflecting the Group’s financial status, provided that Manager shall have no obligations with respect to any shareholder’s of Group personal finances or any tax returns of the Group or any shareholder of Group.

1.1.6.                     Provider Contract Administration.  During the term of this Agreement, Manager shall provide the following provider contract administration services to Group:

1.1.6.1.            Identify and solicit participation of health care providers identified by the Group as necessary for health plan contracting;

1.1.6.2.            Identify and execute the business terms of agreements between Group and Participating Providers;

1.1.6.3.            Identify and execute agreements regarding compensation to Participating Providers;

1.1.6.4.            Make recommendations regarding the definition of primary, specialty and ancillary services;

1.1.6.5.            Instruct all Participating Providers and their office staff regarding established Group policies and procedures at least annually during the term of this Agreement.

1.1.6.6.            With Group approval not unreasonably withheld, coordinate and execute the preparation, negotiation and renewal of Group Participating Provider Agreements.

1.1.7.                     Administer Member Eligibility Process.  Manager shall provide the following services regarding administration of the member eligibility process:

1.1.7.1.            Maintain, update and reconcile a current eligibility list to Health Plan subscribers and enrollees under the Health Plan agreement.

1.1.7.2.            Verify eligibility on claims and referrals based on the most current information provided by Health Plan;

1.1.7.3.            Administer system for retroactive eligibility determination and assist Group in identifying outstanding accounts receivable from ineligible patients.

1.1.8.                     Utilization Management/Quality Assurance.  Manager agrees to provide the following services regarding utilization management and quality assurance.

1.1.8.1.            Manager shall develop a policy outlining the structure and functions of a Group utilization and quality management plan after reviewing Health Plan’s requirements.  Group agrees, following review of Manager’s recommendations, to adopt a Group utilization and quality management plan that includes a list of services for which Manager has received authority from Group to authorize services provided.  In authorizing said services, Manager shall be the agent of Group;

1.1.8.2.            Manager shall implement systems, programs and procedures necessary for Group and Participating Providers to perform utilization and quality management.

1.1.8.3.            Manager shall recommend procedures for prior authorization of elective, urgent and emergent outpatient ambulatory surgery and hospital procedures;

1.1.8.4.            Manager shall assist Group with prospective, concurrent and retrospective review of medical procedures in accordance with Group policies and Health Plan requirements;

1.1.8.5.            Manager shall provide data regarding the use of outpatient and inpatient services by provider to Group;

1.1.8.6.            Manager shall provide data regarding the use of non-contracting providers;

1.1.8.7.            Manager shall provide secretarial support, logs, and minutes to the Medical Director and the UR/QA Committee of Group;

1.1.8.8.            Manager shall assist Medical Director and the UR/QA Committee in responding to Health Plan Member grievances based on the instructions of the Medical Director;

1.1.8.9.            Manager shall provide the credentialing process to the Group to conduct and to assure that providers have current licenses and medical staff privileges.

1.2.                              Personnel.  Manager shall employ or contract with and provide all necessary non-physician personnel, including quality assurance, utilization review, claims processing, secretarial and clerical personnel as are reasonably necessary for the conduct of the Group (collectively, “Manager Personnel”).  Manager shall, in its sole and absolute discretion, determine the types and numbers of personnel and the number of hours and schedules of said personnel it determines are necessary or appropriate to provide the administrative and management services to be provided pursuant to this Agreement.  Manager shall provide such personnel at its sole cost and expense and such personnel may, at the sole and absolute discretion of Manager, be employees or independent contractors of Manager.  Manager shall have sole control over promotion and employee disciplinary and termination matters with respect to Manager Personnel, and shall not be responsible for any accrued vacation, paid time off or other benefits to such individuals that have accrued prior to the date that Manager engages them as its employees.

1.3.                              All professional medical and health care services provided to subscribers or enrollees shall be the ultimate responsibility of the Group’s Participating Providers.  Group shall use its best efforts to cause Participating Providers to cooperate with Manager in the implementation of the protocols, programs, policies, and procedures developed for Group by Manager.

1.4.                              Manager is hereby expressly authorized by Group to perform all services required of Manager pursuant to the terms of this Agreement.  To the extent required or desirable to enable Manager to perform such services, Group hereby appoints Manager for the term hereof as its true and lawful agent.  Group acknowledges and agrees that Manager may subcontract with other persons or entities, including entities related to Manager by ownership or control, to perform any part of the services required of Manager hereunder.  Manager agrees that the entire contract may not be subcontracted out to another unrelated party.  In such a case, Group reserves the right to decline such an assignment.

1.5.                              Notwithstanding any other provision contained herein, Manager shall not be liable to Group and shall not be deemed to be in default hereunder for the failure to perform or provide any of the services, personnel or other obligations to be performed or provided by Manager pursuant to this Agreement if such failure is a result of an act(s) of God, or any other event which is beyond the reasonable control of Manager or which was not reasonably foreseeable by Manager.

2.                                      RESPONSIBILITIES OF GROUP.

2.1.                              Group covenants and agrees that, at all times during the term of this Agreement and any extension thereof, it shall conduct all activities required by its Group Agreement.  In addition, Group agrees to appoint a Medical Director.  Group shall be solely responsible for payment of any and all compensation, payroll taxes, fringe benefits, disability insurance, workers’ compensation insurance and any other benefits of such Medical Director.

2.2.                              Group shall not enter into any agreements with Participating Providers unless such Participating Providers have: (i) current unrestricted licenses to practice their respective professions in the State of California and (ii) current unrestricted Federal Drug Enforcement Agency (“DEA”) numbers.  In addition, where Group contracts with individual physicians, such physicians shall have medical staff membership at the hospitals required by Health Plan and where Group contracts with licensed clinics and medical groups, at least one primary care physician practicing at each clinic or medical Group shall have medical staff membership at the hospitals required by Participating Plans.  Group further agrees to establish policies that Manager can carry out to ensure that Participating Providers meet these requirements on an ongoing basis.

2.3.                              Group acknowledges and agrees that it is solely responsible for making all required reports to the Medical Board of California under Section 805 of the California Business and Professions Code and the National Practitioner Data Bank.

2.4.                              Group shall, at its sole cost and expense, procure and maintain at all times during the term of this Agreement comprehensive general and professional liability insurance coverage for all activities of Group directly or indirectly relating to Group.  Each policy in a minimum amount of $1,000,000 per occurrence and $3,000,000 in the aggregate.  The aforedescribed comprehensive general and professional liability insurance shall be issued by a company or companies authorized to do business in California with a financial rating of at least A:12 or better in “Best’s Key Rating Guide” or its equivalent.  In the event Group procures a “claims made” policy as distinguished from an “occurrence” policy, Group shall procure and maintain at its sole cost and expense, prior to termination of such insurance, “tail” coverage to continue and extend coverage complying with this Agreement after the end of the

“claims made” policy.  Upon reasonable request from Manager, Group shall cause to be issued to Manager proper certificates of insurance, evidencing that the foregoing provisions of this Agreement have been complied with, and said certificates shall provide that prior to any cancellation or change in the underlying insurance during the policy period, the insurance carrier shall first give thirty (30) calendar days written notice to Manager.

2.5.                              Group shall, at its sole cost and expense, including, but not limited to, the payment of all salaries or independent contractor fees, benefits, medical malpractice insurance, employ or contract with such physicians as shall be reasonably necessary for the conduct of the Group.

2.6.                              Group shall require that Participating Providers procure and maintain professional liability insurance with minimum coverage amounts of $1,000,000 per occurrence and $3,000,000 in the aggregate.  Group shall ensure that any Participating Provider who procures insurance required hereunder on a “claims made” rather than an “occurrences” form will obtain either extended reporting insurance coverage (“tail coverage”) with liability limits equal to those most recently in effect prior to the day of termination of such Participating Provider’s contract with Group, or will enter into such other arrangements as shall reasonably assure the maintenance of coverage for such Provider, Group, and Manager against the risk of loss in respect of professional services rendered by such provider while this Agreement was in effect and for a period of not less than seven (7) years after the date of termination of this Agreement.

2.7.                              Group acknowledges and agrees that it shall reasonably assist and cooperate with Manager to meet all of Manager’s obligations under this Agreement, including approval of agreements and provision of information.  Group acknowledges and agrees that Manager shall have no liability for Group’s failure to pay any and all of Group’s debts and expenses, unless that failure to pay its debts and expenses is directly related to a material breach of this contract by the manager.

3.                                      TERMS; TERMINATION.

3.1.                            Term.  The term of this Agreement (the “Term”) shall commence on the date hereof and shall expire on July 31, 2009, the tenth (10th) annual anniversary hereof unless earlier terminated as provided below.  The term of this Agreement shall be automatically extended for additional terms of one (1) year each, unless either party delivers to the other party, not less than one hundred eighty (180) days prior to the expiration of the preceding term, written notice of such party’s intention not to extend the term of this Agreement.

3.2.                            Termination for Cause.

3.2.1.                     Manager may terminate this Agreement for cause at any time during the Term upon sixty (60) days written notice (except as otherwise provided below).  For purposes of this Section 3.2.1 “cause” shall include, without limitation, the following:

3.2.1.1.            If Group fails to materially perform any obligation required hereunder, and such default shall continue for sixty (60) calendar days after written notice from Manager specifying the nature and extent of failure to materially perform such obligation, this Agreement shall terminate automatically and immediately upon the expiration of said sixty (60) calendar day period; provided, however, that if the obligation which Group fails to perform is other than the failure to make payment of money, and greater than sixty (60) calendar days are required to perform said obligation, then such party shall not be in default of this Agreement and the Agreement shall not terminate as provided hereinabove if such party commences performance within said sixty day period and diligently pursues said obligation to completion.

3.2.1.2.            In the event the performance by either party hereto of any term, covenant, condition or provision of this Agreement should be determined by a state or federal court or governmental agency or court of law to be in violation of any statute, ordinance, or be otherwise deemed illegal (“Jeopardy Event”), then the parties shall use their best efforts to meet forthwith and attempt to negotiate an amendment to this Agreement to remove or negate the effect of the Jeopardy Event.  In the event the parties are unable to negotiate such an amendment within thirty (30) days following written notice by either party of the Jeopardy Event, then either party may terminate this Agreement immediately upon written notice.

3.2.2.                     Group may terminate this Agreement for cause at any time during the Term immediately upon written notice (except as otherwise provided below).  For purposes of this Section 3.2.2 “cause” shall include, without limitation, the following:

3.2.2.1.            If Manager fails to materially perform any obligation required hereunder, and such default shall continue for sixty (60) calendar days after written notice from Group specifying the nature and extent of failure to materially perform such obligation, this Agreement shall terminate automatically and immediately upon the expiration of said sixty (60) calendar day period; provided, however, that if the obligation which Manager fails to perform is other than the failure to make payment of money, and greater than sixty (60) calendar days are required to perform said obligation, then such party shall not be in default of this Agreement and the Agreement shall not terminate as provided hereinabove if such party commences performance within said sixty day period and diligently pursues said obligation to completion.

3.2.3.                     Either party may terminate this Agreement for cause at any time during the Term immediately upon written notice.  For purposes of this Section 3.2.3 “cause” shall include, without limitation, the following:

3.2.3.1.            If either party shall apply for or consent to the appointment of a receiver, trustee or liquidator in bankruptcy, make a general assignment for the benefit of creditors, file a petition or answer seeking reorganization or arrangement with creditors, or take advantage of any bankruptcy, insolvency, reorganization, moratorium or other law for the benefit of creditors, or if any order, judgment, or decree shall be entered by any court of competent jurisdiction on the application of a creditor or otherwise adjudicating either party, bankrupt or approving a petition seeking reorganization of either party or appointment of a receiver, trustee or liquidator of either party of all or a substantial part of its assets, and such order, judgment or decree shall continue stayed and in effect for sixty (60) calendar days after its entry, termination shall be effective automatically and immediately upon the occurrence of the foregoing.

3.3.                              Jeopardy.  In the event the performance by either party hereto of any term, covenant, condition or provision of this Agreement should be determined by a state or federal court or governmental agency to be in violation of any statute, ordinance, or be otherwise deemed illegal (“Jeopardy Event”), then the parties shall use their best efforts to meet forthwith and attempt to negotiate an amendment to this Agreement to remove or negate the effect of the Jeopardy Event.  In the event the parties are unable to negotiate such an amendment within thirty (30) days following written notice by either party of the Jeopardy Event, then either party may terminate this Agreement immediately upon written notice.

3.4.                              Automatic Termination.  This Agreement shall automatically terminate upon the dissolution of Group.

4.                                      RIGHTS OF MANAGER UPON TERMINATION.

4.1.                              In the event of the termination of this Agreement for any reason, including without limitation the breach of this Agreement by either party, Manager shall be entitled to recover (out of the Accounts (as defined in Section 1.1.2.2 hereof) or otherwise) from Group all fees, and any and all advances and other charges owed to Manager that had accrued but were unpaid as of the date of termination.

4.2.                              In the event of termination of this Agreement for any reason, Manager shall remain entitled to its Management Fee with respect to all Gross Revenues (as defined in Exhibit “B” hereto) that have accrued on or before the effective date of termination, which shall be payable, without limitation, out of Net Revenues attributable thereto whether received before, on or after the effective date of termination.

5.                                        REPRESENTATIONS AND WARRANTIES OF GROUP.  The following representations and warranties of Group are made to Manager for the purpose of inducing Manager to enter into this Agreement.  Group represents and warrants as follows:

5.1.                              Group is a Group duly organized, validly existing and in good standing under the laws of the State of California and has all necessary powers to own its properties and to operate pursuant to its Group Agreement.

5.2.                              Group’s partners have all requisite power to execute, deliver and perform this Agreement.  Neither the execution and delivery of this Agreement, nor the consummation and performance of the transaction contemplated in this Agreement, shall constitute a default or an event that would constitute a default under, or violation or breach of, Group’s Group Agreement or any license, lease, franchise, mortgage, instrument, or other agreement to which Group may be bound.

5.3.                              Group has furnished Manager full and complete copies of all contracts and agreements affecting Group including, but not limited to, all contracts to which Group is a party.

5.4.                              Group and any and all physicians providing services to Health Plan have each complied with, and are not in violation of, applicable federal, state or local statutes, laws and regulations including, but not limited to, statutes, laws and regulations regarding the Group of medicine and surgery in California, participation in the Medicaid and Medicare programs or the operation of Group and all applicable standards of Group relating to the provision of professional services hereunder.

5.5.                              Group and any and all Participating Providers providing services for the Group have each obtained and currently maintain all necessary licenses, permits, contracts, and approvals required by federal, state or local statutes and regulations for the proper conduct of the business of the Group as it is now being conducted and have been approved by the Board of Directors or its properly designated committee, as documented by written committee minutes.

5.6.                              There is no action, suit, proceeding, investigation or litigation outstanding, pending or, to the best of Group’s knowledge, threatened, affecting Group other than routine patient collection matters and professional liability cases adequately covered by insurance.

5.7.                              Group represents and warrants that each Group Participating Provider is as of the date hereof, and shall at all times during the term hereof be and remain:

5.7.1.                     duly licensed to Group medicine within the State of California and in possession of a federal DEA number, all without limitation, restriction or condition whatsoever;

5.7.2.                     entitled to receive Medicare and Medicaid reimbursement without limitation, restriction or condition whatsoever;

5.7.3.                     in compliance with the insurance requirements set forth in Section 2.6 hereof.

5.8.                              Group represents and warrants that it and each Group Participating Provider shall (i) comply with all applicable governmental laws, regulations, ordinances, and directives and (ii) perform his or her work and functions at all times in strict accordance with currently approved methods and Groups in his or her field.

6.                                      REPRESENTATIONS AND WARRANTIES OF MANAGER.  The following representations and warranties of Manager are made to Group for the purpose of inducing Group to enter into this Agreement.  Manager represents and warrants as follows:

6.1.                              Manager is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all necessary corporate powers to own its properties and to operate pursuant to its corporate purposes.

6.2.                              Manager has all requisite power to execute, deliver and perform this Agreement.  Neither the execution and delivery of this Agreement, nor the consummation and performance of the transaction contemplated in this Agreement, shall constitute a default, or an event that would constitute a default under, or violation or breach of, Manager’s Articles of Incorporation, Bylaws or any license, lease, franchise, mortgage, instrument, or other agreement to which Manager may be bound.

6.3.                              There is no action, suit, proceeding, investigation or litigation outstanding, pending or, to the best of Manager’s knowledge, threatened, affecting Manager.

7.                                      MANAGER’S COMPENSATION.

7.1.                              As compensation for its services hereunder, Manager shall be reimbursed a management fee (the “Management Fee”) in the amount set forth on Exhibit B attached hereto and incorporated herein by reference.

7.2.                              After deduction of management fees to Manager and which are retained by Manager as Management Fee compensation, all remaining Gross Revenues shall be remitted to Group.  From such sums, Manager shall pay, on Group’s behalf, the Cost of Medical Services (as defined in Exhibit B attached hereto) such other payments or disbursement which Manager may be authorized or required to make pursuant to this Agreement and such payments or disbursements which Group shall direct Manager to make.  Should the funds in Group’s accounts not be sufficient at any time during the term of this Agreement to make such disbursements and to meet the Group’s financial obligations, Manager shall have the right (but not the obligation) to loan to Group funds in an amount sufficient to allow Group to meet its financial obligations.  Such loan shall bear interest at a rate that is at or above fair market value and shall have such other terms as the parties may agree from time to time.  Manager shall not lend any funds to Group for such purposes without the prior approval of Group’s Board of Directors or the officer(s) of Group delegated such power of approval by Group’s Board of Directors.

8.                                      RECORDS.

8.1.                              All medical records and documents, including reports, x-rays, and other similar types of reports for patients of Group providers shall be the property of Group’s providers.  Group agrees to require Group providers to allow Manager and its duly authorized representatives to inspect, audit and duplicate any data or records necessary for Manager to perform its duties pursuant to this Agreement.  Group and Manager shall comply with all applicable federal, state, and local laws and regulations pertaining to the confidentiality of said medical records.

8.2.                              All business records, information, software and systems of the Manager relating to the provision of its services under this Agreement shall remain the property of the Manager and may be removed by the Manager upon any termination of this Agreement.

9.                                       INDEMNIFICATION.  Each party shall indemnify, defend and hold harmless the other, its officers, directors, agents, contractors, representatives and employees, and each of its affiliates from and against any and all liability, loss, damages, claims, causes of action, and expenses associated therewith (including, without limitation, attorneys’ fees) caused or asserted to have been caused, directly or indirectly, by or as a result of any acts, errors or omissions hereunder of the other, its contractors, shareholders, employees or agents during the term hereof.  The provisions of this section shall survive the expiration or earlier termination of this Agreement.

10.                               PROPRIETARY INFORMATION.

10.1.                        At all times during the term hereof and following the expiration or earlier termination of this Agreement, all trade secrets and proprietary confidential information of Manager, including without limitation, all forms of contracts and other business documents or information of Manager, whether currently or in the future developed or maintained by Manager and including any and all deletions, additions, modifications and amendments thereto and further including the amount of compensation to be paid to Manager for its services hereunder (collectively, “Manager’s Proprietary Materials”), shall be the exclusive, sole and absolute property of Manager.  Both parties acknowledge and agree that Manager has developed Manager’s Proprietary Materials at significant expense, and that said Proprietary Materials are not available for review or use by members of the public.  All of Manager’s Proprietary Materials are and shall at all times remain confidential and proprietary and constitute valuable trade secrets of Manager.  Except in the ordinary course of performing its obligations under this Agreement and except upon Manager’s prior written consent, Group shall not disclose to anyone, use, copy, or take any such trade secrets or confidential and proprietary information for Group’s benefit or gain either during the term of this Agreement or at any time after the termination hereof.  Upon any expiration or earlier termination of this Agreement for any reason, Group shall not, without the prior written consent of Manager, take or use any of Manager’s Proprietary Materials, and shall return to Manager all of Manager’s Proprietary Materials in Group’s possession or control.

10.2.                        At all times during the term hereof and following the termination of this Agreement, Group shall not, directly or indirectly, interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between Manager and any health care provider or supplier (including, without limitation, any physician or osteopath), or any employee, independent contractor, consultant or agent of Manager.  Group further agrees not to hire, engage or contract with, either as an independent contractor, employee or in any other capacity, any personnel of Manager, during the first twelve (12) months following the effective expiration or termination date hereof without Manager’s prior written consent.

10.3.                        The provisions of this Section 10 shall survive the termination of this Agreement.

11.                             INDEPENDENT CONTRACTORS.  The parties hereto acknowledge and agree that the relationship created between Manager and Group is strictly that of independent contractors.  Nothing contained herein shall be construed as creating a Group or joint venture relationship between the parties.  Each party hereto shall be responsible for all compensation, salaries, taxes, withholdings, contributions, benefits, and workers’ compensation insurance with respect to all personnel employed or contracted by said party and shall indemnify, defend and hold harmless the other party and its officers, directors, agents, contractors, representatives and employees (and, in the case of Group’s indemnification of Manager, Manager’s affiliates and subcontractors) from and against any and all liability, loss, damages, claims, causes of action, and expenses associated therewith (including, without limitation, attorneys’ fees) caused or asserted to have been caused, directly or indirectly, by or as a result of same.  The provisions of this Section shall survive the expiration or earlier termination of this Agreement.

12.                               MISCELLANEOUS.

12.1.                        No Third Party Beneficiaries.  The parties intend that the benefits of this Agreement shall inure only to Manager and Group and not to any third person, except as expressly so stated herein.  Notwithstanding anything contained herein, or any conduct or course of conduct by any party hereto, before or after signing this Agreement, this Agreement shall not be construed as creating any right, claim or cause of action against either Manager or Group by any other person or entity.

12.2.                        Entire Agreement.  This Agreement, together with all exhibits and schedules hereto, and all documents referred to herein, constitutes the entire agreement between the parties with respect to the subject matter hereof, supersedes all other and prior agreements on the same subject, whether written or oral, and contains all of the covenants and agreements between the parties with respect to the subject matter hereof.  Each party to this

Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by the other party(ies), or by anyone acting on behalf of any party, that are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding.

12.3.                        Successors and Assigns.  All of Manager’s operational rights and duties under this Agreement may be assigned or delegated by Manager, including but not limited to, an assignment to Imperial Bank, a California banking corporation.  Notwithstanding any other provision of this Agreement, neither this Agreement nor the rights and duties of this Agreement may be assigned or delegated by Group.  This Agreement binds the successors, heirs, and authorized assignees of the parties.

12.4.                        Counterparts.  This Agreement, and any amendments thereto, may be executed in counterparts, each of which shall constitute an original document, but which together shall constitute one and the same instrument.

12.5.                        Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not effect in any way the meaning or interpretation of this Agreement.

12.6.                        Notices.  Any notices required or permitted to be given hereunder by either party to the other shall be in writing and shall be deemed delivered upon personal delivery or delivery by electronic facsimile; twenty-four (24) hours following deposit with a courier for overnight delivery; or seventy-two (72) hours following deposit in the U.S.  Mail, registered or certified mail, postage prepaid, return-receipt requested, addressed to the parties at the following addresses or to such other addresses as the parties may specify in writing:

If to Group:                                   Nuestra Familia Medical Group
Chairman
Board of Directors

If to Manager:                    Prospect Medical Systems, Inc.
1920 East 17th Street
Suite 200
Santa Ana, CA 92705-8626
Attention: CEO

12.7.                              Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

12.8.                        Amendment.  This Agreement may be amended at any time by agreement of the parties, provided that any amendment shall be in writing and executed by both parties.

12.9.                        Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions will nevertheless continue in full force and effect, unless such invalidity or unenforceability would defeat an essential business purpose of this Agreement.

12.10.                  Exhibits and Schedules.  All exhibits and schedules attached to this Agreement are incorporated herein by this reference and all references herein to “Agreement” shall mean this Agreement together with all such exhibits and schedules.

12.11.                  Time of Essence.  Time is expressly made of the essence of this Agreement and each and every provision hereof of which tune of performance is a factor.

12.12.                  Dispute Resolution.

12.12.1.         Subject to the terms of Section 12.12.2, in the event the parties hereto are unable to resolve any and all disputes in connection with this Agreement, either party may commence arbitration by sending a written demand for arbitration to the other party, setting forth the nature of the matter to be resolved by arbitration.  Except as may be expressly provided to the contrary herein, the arbitration procedure described in this Section shall be the sole means of resolving any disputes hereunder.

12.12.2.         Notwithstanding the foregoing, it is expressly understood by the parties that the arbitration procedure described in this Section shall not be applicable to any disputes between the parties as to matters over which Manager has exclusive decision-making authority pursuant to the terms hereof, including the Manager’s exclusive decision-making authority with respect to the development of guidelines for the selection, hiring and firing of any of Manager’s employees.

12.12.3.         There shall be one arbitrator.  If the parties shall fail to select a mutually acceptable arbitrator within ten (10) days after the demand for arbitration is mailed, then the parties stipulate to arbitration before a retired judge sitting on the Los Angeles Judicial Arbitration Mediation Services (JAMS) panel.

12.12.4.         The parties shall share all costs of arbitration.  The prevailing party shall be entitled to reimbursement by the other party of such party’s attorneys’ fees and costs and any arbitration fees and expenses incurred in connection with the arbitration hereunder.

12.12.5.         The substantive law of the State of California shall be applied by the arbitrator.  The parties shall have the rights of discovery as provided for in Part 4 of the

California Code of Civil Procedure and as provided for in Section 1283.05 of said Code.  The California Code of Evidence shall apply to testimony and documents submitted to the arbitrator.

12.12.6.         Arbitration shall take place in Los Angeles, California unless the parties otherwise agree.  As soon as reasonably practicable, a hearing with respect to the dispute or matter to be resolved shall be conducted by the arbitrator.  As soon as reasonably practicable thereafter, the arbitrator shall arrive at a final decision, which shall be reduced to writing, signed by the arbitrator and mailed to each of the parties and their legal counsel.

12.12.7.         All decisions of the arbitrator shall be final, binding and conclusive on the parties and shall constitute the only method of resolving disputes or matters subject to arbitration pursuant to this Agreement.  The arbitrator or a court of appropriate jurisdiction may issue a writ of execution to enforce the arbitrator’s judgment.  Judgment may be entered upon such a decision in accordance with applicable law in any court having jurisdiction thereof.

12.12.8.         Notwithstanding the foregoing, because time is of the essence of this Agreement, the parties specifically reserve the right to seek a judicial temporary restraining order, preliminary injunction, or other similar short term equitable relief, and grant the arbitrator the right to make a final determination of the parties’ rights, including whether to make permanent or dissolve such court order.

12.12.9.         Notwithstanding the foregoing, any and all arbitration proceedings are conditional upon such proceedings being covered under the parties’ respective risk insurance policies.

12.13.                  Attorneys’ Fees.  Should either party institute any action or procedure to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder (including, without limitation, arbitration), the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including without limitation reasonable attorneys’ fees, incurred by the prevailing party in connection with such action or proceeding.

12.14.                  Further Assurances.  The parties shall take such actions and execute and deliver such further documentation as may reasonably be required in order to give effect to the transactions contemplated by this Management Services Agreement and the intentions of the parties hereto.

12.15.                  Rights Cumulative.  The various rights and remedies herein granted to Manager or Group shall be cumulative and in addition to any other rights Manager or Group, respectively, may be entitled to under law.  The exercise of one or more rights or remedies shall not impair the right of Manager or Group to exercise any other right or remedy, at law or equity.

12.16.                  Federal Social Security Requirements.  Pursuant to Section 1395x (V)(1)(I) of Title 42 of the United States Code, with respect to any services furnished under the terms of this Agreement if the value or cost of which is Ten Thousand Dollars ($10,000) or more over a twelve (12) month period, until the expiration of four (4) years after the termination of this Agreement, Manager shall make available upon written request to the Secretary of the United States Department of Health and Human Services, or upon request by the Comptroller General of the United States General Accounting Office, or any of their duly authorized representatives, a copy of this Agreement and such books, documents and records as are necessary to certify the nature and extent of the costs of the services provided by Manager under this Agreement.

Manager further agrees that in the event Manager carries out any of its duties under this Agreement through a subcontract, with a value or cost of Ten Thousand Dollars ($10,000) or more over a twelve (12) month period, such subcontract shall contain a clause to the effect that until the expiration of four (4) years after the furnishing of such services pursuant to such subcontract, the subcontractor shall make available, upon written request to the Secretary of the United States Department of Health and Human Services, or upon request to the Comptroller General of the United States General Accounting Office, or any of their duly authorized representatives, the subcontract and such books, documents and records of such organization as are necessary to verify the nature and extent of such costs.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

For: “MANAGER”		For: “GROUP”

PROSPECT MEDICAL SYSTEMS, INC.		NUESTRA FAMILIA MEDICAL GROUP

By:	/s/ [Illegible]	By:	/s/ [Illegible]

Its:	CEO	Its:	PRESIDENT

Date:		Date:	3-1-2000

EXHIBIT “A”

POWER OF AGENCY

This Power of Agency is made and entered into in connection with that certain Management Services Agreement (the “Agreement”) dated as of the 1st day of August, 1999, between Prospect Medical Systems, Inc., a Delaware Corporation (“Manager”), and Nuestra Familia Medical Group, a California Professional Corporation.  (“Group”).

1.                                        Definitions.  Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to them in the Agreement.

2.                                        Power of Manager.  Group hereby appoints the Manager or its designee, as Group’s agent (“Agent”) to act for Group and in Group’s name, place and stead for the purposes of carrying out those duties prescribed in this Management Services Agreement as well as other operational duties and responsibilities consistent with this Agreement.  Additionally the Manager shall be delegated the authority for the following: (a) administering executed Contracts, as approved; (b) negotiating and executing all business agreements and leases on Group’s behalf in accordance with the Agreement; (c) endorsing all checks made payable to Group for services provided to Members; (d) taking all steps required or desirable to submit, process and collect all claims for payment to Health Plan; and (e) receiving and depositing capitation and other payments received by Group.

3.                                        Administration.  Agent shall maintain in his/her files a copy of the Health Plan contract.  Notwithstanding anything herein to the contrary, Group shall look solely to Health Plan for payment for medical services and supplies and neither Manager nor any officer, employee, agent or affiliate of Manager shall be liable for such payment.

4.                                        Term.  The term of this Power of Agency shall coexist and be coterminous with the term of the Agreement.

5.                                        Full Authority.  Agent is hereby granted full authority to act in any manner proper or necessary to exercise the foregoing powers.

EXHIBIT “B”

MANAGEMENT FEE

The management fee payable to Manager under this contract shall be 12% of Gross Collections of all HMO revenue received.